<EXHIBIT 4.24>
CONFORMED COPY
Share Purchase Agreement Galen Holdings PLC and Almac Sciences Limited

for the sale and purchase of the whole of the share capital of Syngal Limited, a subsidiary of Galen Limited
7th January 2002

CONTENTS

CLAUSE PAGE

1. INTERPRETATION *

2. SALE AND PURCHASE *

3. CONSIDERATION *

4. COMPLETION *

5. FUTURE TRADING AND TRADE ENQUIRIES *

6. WARRANTIES AND INDEMNITIES *

7. PROTECTION OF GOODWILL *

8. ANNOUNCEMENTS, ETC. *

9. ASSIGNMENT *

10. COSTS *

11. ENTIRE AGREEMENT *

12. WAIVER, AMENDMENT *

13. FURTHER ASSURANCE *

14. NOTICES *

15. COUNTERPARTS *

16. GOVERNING LAW AND JURISDICTION *

17. INVALIDITY *

18. THIRD PARTY RIGHTS *

SCHEDULE 1 *

Particulars relating to Syngal Limited *

SCHEDULE 2 *

Warranties *

THIS AGREEMENT is made on 7th January 2002

BETWEEN:

(1) ALMAC SCIENCES LIMITED (No. NI41550) whose registered office is at Units 7-9, Seagoe Industrial Estate, Craigavon, Northern Ireland (the "Buyer"); and

(2) GALEN HOLDINGS PLC (No. NI25836) whose registered office is at Unit 22, Seagoe Industrial Estate, Craigavon, Co Armagh, Northern Ireland BT63 5UA (the "Seller").

RECITALS

(A) The Seller is the ultimate parent of Syngal (as hereinafter defined) and as ultimate beneficial owner of the shares is able to procure the transfer of the Shares (as hereinafter defined).

(B) The Seller has agreed to sell, and the Buyer has agreed to purchase, the legal and beneficial interest in the Shares, being the whole issued share capital of Syngal.

THE PARTIES AGREE AS FOLLOWS:

  INTERPRETATION

    The following words and expressions shall, unless the context otherwise requires, have the following meanings:

    "Accounts" means the audited financial statements (comprising a balance sheet, profit and loss account, cash flow statement, notes and directors' report and auditors' certificates) of the Seller for the financial period ended on the Accounts Date in the Agreed Form;

    "Accounts Date" means 30 September 2001;

    "Agreed Form" means, in relation to a document, in the form agreed between the parties on or prior to the date hereof and for the purposes of identification signed on their behalf;

    "Business" means that part of the custom chemical synthesis and related analytical services business carried on by the CSS division of the Seller and wheresoever carried on which was transferred to Syngal under the terms of a business transfer agreement dated

    200 ;

    "Buyer's Group" means the Buyer, its parent, any of its parent's subsidiary undertakings and associated companies from time to time, all of them and each of them as the context admits;

    "Buyer's Solicitors" means L'Estrange and Brett Solicitors, Arnott House, 12-16 Bridge Street, Belfast BT1 1LS;

    "Completion" means the completion of the sale and purchase of the Shares in accordance with clause 4;

    "Completion Date" means 7 January 2002 or such other date as the Seller and Buyer may agree;

    "connected person" means a person who is connected with another for the purpose of section 839 of the TA;

    "Encumbrance" means all security interests, options, equities, claims or third party rights including rights of pre-emption of any nature whatsoever;

    "holding company" has the meaning given to it in Article 4 of The Companies (Northern Ireland) Order 1986 (as amended);

    "Intellectual Property" means any and all patents, trade marks, rights in designs, trade, business or domain names, copyrights, rights in inventions, know-how, trade secrets and other confidential information, rights in databases and other intellectual property rights of a similar or corresponding character which may subsist in any part of the world;

    "London Stock Exchange" means London Stock Exchange plc;

    "Syngal" means Syngal Limited, a wholly owned subsidiary of Galen Limited, with registered number NI35389;

    "Related Persons" means, in relation to any party, its holding companies and the subsidiary undertakings and associated companies from time to time of such holding companies, all of them and each of them as the context admits;

    "Restricted Services" means the provision of custom chemical synthesis and related analytical services;

    "Restricted Territory" means England, Wales and the province of Northern Ireland;

    "Seller's Accountants" means PricewaterhouseCoopers, Fanum House, 108 Great Victoria Street, Belfast BT2 7AX;

    "Seller's Group" means the Seller, its ultimate holding company and any subsidiary of such holding company, excluding Syngal;

    "Seller's Solicitors" means Ashurst Morris Crisp, Broadwalk House, 5 Appold Street, London EC2A 2HA;

    "Shares" means the issued share capital of Syngal held directly or indirectly by the Seller;

    "subsidiary" has the meaning given to it in Article 4 of The Companies Order 1986 (as amended);

    "TA" means the Income and Corporation Taxes Act 1988;

    "Taxation" means any tax and any duty, impost, levy or governmental charge in the nature of tax whether domestic or foreign and any fine, penalty or interest connected therewith (a) including (without prejudice to the generality of the foregoing) corporation tax, income tax, national insurance and social security contributions, capital gains tax, inheritance tax, capital transfer tax, development land tax, value added tax, customs, excise and import duties, any deferred taxation and any other payment whatsoever which the relevant party is or may be or become bound to make to any person as a result of any enactment relating to any of the foregoing (b) but excluding any stamp duty or stamp duty reserve tax payable on the transfer of the shares under the terms of this agreement;

    "Tax Deed" means a deed of indemnity in the Agreed Form;

    "UK Listing Authority" means the Financial Services Authority in its capacity as the competent authority for the purposes of Part IV of the Financial Services Act 1986; and

    "Warranties" means the warranties given pursuant to clause 6 and schedule 2;

    The words and expressions defined in the schedules hereto shall have the meanings set out therein.

    References to the parties hereto include their respective permitted assignees and in the case of individuals their respective successors in title, personal representatives, heirs and estates and references to the masculine gender shall include the feminine and vice versa.

    References to statutes or statutory provisions include references to any orders or regulations made thereunder and references to any statute, provision, order or regulation include references to that statute, provision, order or regulation as re-enacted from time to time before the date hereof (subject as otherwise expressly provided herein) and to any previous statute, statutory provision, order or regulation amended, modified, re-enacted or replaced by such statute, provision, order or regulation before the date hereof.

    References to persons shall include bodies corporate and unincorporated, associations, partnerships and individuals.

    Headings to clauses and paragraphs are for information only and shall not form part of the operative provisions of this agreement and shall be ignored in construing the same.

    References to recitals, clauses or schedules are to recitals to, clauses of and schedules to this agreement.

    The recitals, the schedules and documents in the Agreed Form part of the operative provisions of this agreement and references to this agreement shall, unless otherwise expressly stated, include references to the recitals, the schedules and documents in the Agreed Form.

  SALE AND PURCHASE

    Upon the terms and subject to the conditions of this agreement, the Seller shall sell, or procure the sale of the Shares, together with all dividends declared after the Accounts Date in respect thereof, to the Buyer, with effect from Completion free from any Encumbrances and together with all accrued benefits and rights attaching thereto.

    The Seller waives or agrees to procure the waiver of any rights or restrictions conferred upon it or any other person which may exist in relation to the Shares under the articles of association of Syngal or otherwise.

  CONSIDERATION

  The consideration for the sale and purchase of the shares shall be the sum of L1 which shall be paid in cash on Completion.

  COMPLETION

    Completion shall take place at the registered office of the Seller (or at such other location as the Seller and Buyer shall agree) on the Completion Date immediately after the execution of this agreement.

    On Completion, the Seller shall deliver to the Buyer:

      transfers in common form relating to all the Shares duly executed in favour of the Buyer (or as it may direct);

      share certificates relating to the Shares;

      resignations in the Agreed Form duly executed as deeds of Dr. John A. King and Mr R. Geoffrey Elliott, being all the directors of Syngal from their offices as director and containing a confirmation that they have no claims (whether statutory, contractual or otherwise) against Syngal for compensation for loss of office or termination of employment or for unpaid remuneration or otherwise together with delivery to the Buyer of all property of Syngal in their possession or under their control;

      the common seals, certificates of incorporation and statutory books, share certificate books and cheque books of Syngal;

      the Tax Deed duly executed by the Seller;

      to the extent not in the possession of Syngal, all books of account or references as to customers and/or suppliers and other records and all insurance policies in any way relating to or concerning the businesses of Syngal;

      to the extent not in the possession of Syngal, all licences, consents, permits and authorisations obtained by or issued to Syngal or any other person in connection with the Business;

      written confirmation, in a form satisfactory to the Buyer, from the Seller that there are no liabilities whatsoever (actual or contingent) which may be owing from Syngal to the Seller's Group except those arising in the ordinary course of trade;

    At or prior to Completion (and prior to the taking effect of the resignations of the directors referred to in clause 4.2(c) above) the Seller shall procure the passing of board resolutions of Syngal:

      sanctioning for registration (subject where necessary to due stamping) the transfers in respect of the Shares;

      authorising the delivery to the Buyer of share certificates in respect of the Shares;

      appointing Dr. Allen J. McClay, Alan Armstrong, Stephen Campbell and Stephen Barr to be the directors of Syngal;

      revoking any existing mandates to bankers and giving authority in favour of the directors appointed under clause 4.3(c) above or such other persons as the Buyer may nominate to operate the bank accounts thereof; and

      resolving that the registered office of Syngal be changed to Units 7-9, Seagoe Industrial Estate, Craigavon, Northern Ireland.

    The Seller shall procure that at Completion:

      there are repaid all sums (if any) owing to Syngal by any member of the Seller's Group or by the directors of any Group Company or any of their connected persons except those arising in the ordinary course of trade and whether or not such sums are due for repayment; and

      Syngal is released from any Encumbrance given or incurred by it which relates in whole or in part to debts or other liabilities or obligations of any person.

    Upon compliance by the Seller with the provisions of clauses 4.2, 4.3 and 4.4, the Buyer shall:

      repay to the Seller or any member of the Seller's Group which is specified by the Seller all intra-group indebtedness outstanding at Completion excepting only indebtedness arising in the ordinary course of trade which is not actually due for payment at Completion; and

      deliver to the Seller a counterpart of the Tax Deed duly executed.

    The Seller acknowledges that, immediately following Completion until such time as the transfer(s) of the Shares have been registered in the register of members of Syngal, the Seller will hold those Shares registered in its name on trust for and as nominee for the Buyer or its nominees and undertakes to hold all dividends and distributions and exercise all voting rights available in respect of those Shares in accordance with the directions of the Buyer or its nominees and if the Seller is in breach of the undertakings contained in this clause the Seller irrevocably authorises the Buyer to appoint some person or persons to execute all instruments or proxies (including consents to short notice) or other documents which the Buyer or its nominees may reasonably require and which may be necessary to enable the Buyer or its nominees to attend and vote at general meetings of Syngal and to do any thing or things necessary to give effect to the rights contained in this clause.

  FUTURE TRADING AND TRADE ENQUIRIES

  The Seller shall promptly refer to the Buyer all enquiries relating to the Business and, where necessary, assign to the relevant Buyer all orders directly and exclusively relating to the Business.

  WARRANTIES AND INDEMNITIES

    The Seller warrants to the Buyer in the terms of the warranties in schedule 2 which shall remain in full force and effect after Completion as more particularly set out in this agreement.

    The Buyer hereby warrants that it has all requisite individual and corporate power to enter into and perform this agreement and the transactions and matters contemplated thereby and has taken all necessary action to authorise the entry into and performance of this agreement and the transactions and matters contemplated thereby.

    Any information supplied by Syngal or any employee thereof to the Seller or its directors, employees, agents or advisers in connection with the Warranties, or otherwise in relation to the Business and the affairs of Syngal shall not constitute a representation or warranty or guarantee as to the accuracy thereof by Syngal or such employees and the Seller undertakes to the Buyer and Syngal (and their respective directors, officers, employees, agents and advisers) that it will not bring any and all claims which it may otherwise have against any such employee or Syngal or any of its respective directors, officers, employees, agents or advisers in respect thereof save in respect of fraud or fraudulent concealment.

    Each of the Warranties shall be construed as a separate Warranty and (save as expressly provided to the contrary) shall not be limited by the terms of any of the other Warranties.

    Save in the case of fraud or fraudulent concealment by the Seller, the Seller shall be under no liability in respect of any claim under the Warranties and any such claim shall be wholly barred and unenforceable unless written notice of such claim setting out such details of the events or circumstances giving rise to the relevant claim as are available to the Buyer (including the grounds on which such claim is based and if capable of preparation by the Buyer, the estimated amount claimed to be payable in respect thereof) shall have been served upon the Seller by the Buyer as soon as possible after it becomes likely that a claim will be made and, in any event:

      in the case of a claim under the Warranties (other than the Warranties relating to Taxation), by not later than 5.00 p.m. on 2 June 2003 and in the case of a claim in respect of the Warranties relating to Taxation or under the Tax Deed by not later than 5.00 p.m. on 7 April 2008; and

      the liability of the Seller for any claim specified in such notice shall absolutely determine and cease (unless the amount payable in respect of the relevant claim has been agreed as settled or satisfied by the Seller within nine months of the date of such written notice) if legal proceedings have not been instituted through being properly issued and validly served in respect of such claim on the Seller within nine months of the date of such written notice.

    Save in the case of fraud or fraudulent concealment, the Seller shall be under no liability in respect of any claim under the Warranties unless and until the liability in respect of that claim when aggregated with the liability of the Seller in respect of all other such claims made under this agreement solely in respect of any loss suffered in respect of the Business shall exceed L150,000 at which time the Seller shall be liable for the full amount of the claim not merely the excess over that sum.

    Save in the case of fraud or fraudulent concealment, the aggregate liability of the Seller in respect of all claims under this agreement shall not in any circumstances exceed the sum of sixteen million pounds sterling (L16,000,000).

    The Seller shall be under no liability in respect of any claim under the Warranties if the facts or circumstances giving rise thereto have been fairly disclosed prior to the entering into of this agreement or are otherwise known to the Buyer or any employees, officers, advisers or directors of the Buyer at the date hereof or should reasonably have been known by the directors of the Buyer prior to Completion. For the purposes of this clause "fairly disclosed" shall mean disclosed in such a manner and in such detail as to enable the Buyer to make a reasonably well informed assessment of the matter.

    No liability (whether in contract, tort or otherwise) shall attach to the Seller in respect of any claim under the Warranties to the extent that:

      the claim or the events giving rise to the claim would not have arisen but for an act, omission or transaction following Completion of the Buyer's Group otherwise than in the ordinary and proper course of the businesses as at present carried on by Syngal or which would not have arisen but for any claim, election or surrender or disclaimer relating to Taxation made or omitted to be made or notice or consent given or omitted to be given by the Buyer's Group under the provisions of any statutes relating to Taxation the making, giving or doing of which was assumed in computing the Taxation liabilities of the Seller's Group for the purposes of the Accounts;

      the claim occurs wholly or partly out of or the amount thereof is increased as a result of:

        any change in the accounting principles or practices of the Buyer's Group introduced or having effect after the date of Completion unless the same is introduced to bring the accounting principles and practices into line with generally accepted accounting principles and practices in the UK in relation to a business of the type carried on by the Business; or

        any increase in the rates of taxation made after Completion and which affects matters occurring prior thereto; or

        any change in law or regulation or in its interpretation or administration by the English or Northern Irish courts, by the Inland Revenue or by any other fiscal, monetary or regulatory authority in each case occurring after Completion and which affects matters occurring prior thereto;

      the loss or damage giving rise to the claim is actually recovered by the Buyer's Group under any policy of insurance; or

      the claim relates to a claim or liability for Taxation and would not have arisen but for any winding-up or cessation of trading after Completion of Syngal or any part thereof.

    In assessing any liabilities, damages or other amounts recoverable by the Buyers as a result of any claim under the Warranties there shall be taken into account any benefit which actually accrues to the Buyer's Group arising out of the same subject matter or circumstances giving rise to the claim under the Warranties including, without prejudice to the generality of the foregoing, any amount of any tax relief actually obtained by the Buyer's Group and any amount by which any Taxation for which the Buyer's Group is or may be liable to be assessed or accountable is actually reduced or extinguished, arising directly or indirectly in consequence of the matter which gives rise to such claim.

    No liability will arise and no claim may be made under any of the Warranties to the extent that the matter giving rise to such claim is remediable unless within the period of 30 days following the Buyer becoming aware of such matter having served written notice thereof to the Seller in accordance with this clause 6, such matter shall not have been remedied to the reasonable satisfaction of the Buyer within that period of 30 days following the date of service of such notice.

    Clause 6.13 shall apply in circumstances where:

      any claim is made against the Buyer's Group which may give rise to a claim by the Buyer against the Seller under the Warranties; or

      the Buyer's Group is or may be entitled to make recovery from some other person of any sum in respect of any facts or circumstances by reference to which the Buyer has or may have a claim against the Seller under the Warranties; or

      the Seller shall have paid to the Buyer an amount in respect of a claim under the Warranties and subsequent to the making of such payment the Buyer's Group becomes or shall become entitled to recover from some other person a sum which is referable to that payment.

    In the circumstances provided in clause 6.12, the Buyer shall and shall procure that the Buyer's Group shall:

      subject to receiving an undertaking from the Seller in respect of all costs properly incurred thereby by the Buyer's Group, promptly and diligently take all such action as the Seller may reasonably request including the institution of proceedings and the instruction of professional advisers approved by the Seller (such approval not to be unreasonably withheld or delayed) to act on behalf of the Buyer to avoid, dispute, resist, compromise, defend or appeal against any such claim against the Buyer's Group as is referred to in clause 6.12(a) or to make such recovery by the Buyer's Group as is referred to in clause 6.12(b) or clause 6.12(c), as the case may be;

      not settle or compromise any liability or claim to which such action is referable without the prior written consent of the Seller which consent shall not be unreasonably withheld or delayed; and

      in the case of clause 6.12(c) only, promptly repay to the Seller an amount equal to the amount so recovered or, if lower, the amount paid by the Seller to the Buyer, less in each case any costs incurred by the Buyer's Group in so recovering or any Taxation incurred by the Buyer's Group on the amount received.

    The Buyer shall by way of covenant but not as a condition precedent to liability on the part of the Seller as soon as practicable:

      inform the Seller in writing of any fact, matter, event or circumstance which comes to its notice or to the notice of the Buyer's Group whereby it appears that the Seller is or is likely to be liable to make any payment in respect of any claim under the Warranties or whereby it appears the Buyer's Group shall become or is likely to become entitled to recover from some other person a sum which is referable to a payment already made by the Seller in respect of such a claim;

      thereafter keep the Seller informed of all material developments in relation thereto; and

      provide at the cost of the Seller all such information and documentation (no matter how it is recorded or stored) as the Seller shall reasonably request and which the Buyer may lawfully provide in connection therewith and also in connection with any proceedings instituted by or against the Buyer's Group under clause 6.12.

    No liability in respect of any claim for Taxation under the Warranties shall become payable:

      in the case of a claim for Taxation involving an actual payment of tax or the loss or set off of a relief against Taxation, prior to the date which is five Business Days before the date on which a payment of Taxation becomes actually due and payable under or in consequence of the claim for Taxation in question; or

      in the case of a claim for Taxation involving the loss of or reduction of a right to repayment of Taxation, five Business Days prior to the day on which any repayment or increased repayment of Taxation which, but for such claim for Taxation, would have been available would have been due.

    In the event that the Seller at any time after the date hereof shall wish to take out insurance against its liability hereunder, the Buyer undertakes to provide such information as the prospective insurer may require before effecting such insurance.

    The Buyer hereby warrants and confirms that at the date hereof, it has not already formulated and is not aware of any claim it may have against the Seller under the Warranties PROVIDED THAT such confirmation shall not constitute a general waiver by the Buyer of any rights which it may have under this agreement in respect of any breach of Warranty arising from information subsequently in the Buyer's possession which may in the future form a basis of a claim.

    The Buyer will take or procure the taking of all such reasonable steps and action as are necessary or as the Seller may reasonably require in order to mitigate any claim under the Warranties and the Buyer's Group shall act in accordance with such request subject to the Buyer being indemnified by the Seller against all reasonable costs and expenses incurred in connection therewith. Nothing in this agreement shall or shall be deemed to relieve the Buyer of any common law or other duty to mitigate any loss or damage incurred by it.

    Except to the extent that the same is accepted as a liability of the Buyer under clause 6.20, nothing in this agreement, including for the avoidance of doubt, but without prejudice to the generality thereof, the acquisition by the Buyer of the Shares, shall pass to the Buyer or any member of the Buyer's Group or shall be construed as an acceptance by the Buyer of any liability (whether accrued, absolute, contingent, known or unknown) of Syngal or the Business which relates to the period prior to Completion and the Seller shall indemnify and keep indemnified each member of the Buyer's Group against all claims, costs, expenses or demands arising following Completion in respect of any such liability of Syngal or the Business, provided that:

      and to the extent that such claim, cost, expense or demand arises in relation to any action taken or omission by the Seller or any member of the Seller's Group prior to the Completion Date which was not carried out at the Buyer's request; and

      such claim, cost, expense or demand relates solely to the Business (whether or not as part of the Seller's Group); and

      no claim, cost, expense or demand will become the liability of the Seller's Group under the terms of this indemnity to the extent that the Buyer or any member of the Buyer's Group, or any officer, director or employee or agent thereof was actually aware or any director of the Buyer should reasonably have been expected to be aware of the subject matter of the claim, cost, expense or demand at any time prior to Completion; and

      the Seller (and any member of the Seller's Group) shall not be liable to pay or perform any such claims, costs, expenses or demands insofar as to do so would cause the Seller to be liable for a sum greater than L16 million; and

      the Seller shall not be liable for any matters relating to Taxation under the terms of this indemnity; and

      the Seller shall not be liable to pay or perform any such claims, costs, expenses or demands to the extent that such arises from or has increased due to any actions taken or omissions made by the Buyer or any member of the Buyer's Group following Completion; and

      the Seller shall not be liable for such claims, costs or any debt arising in the ordinary course of trade in respect of the contractual obligations of Syngal, save where such claims, costs or any debt arise from any breach or non-performance of those contractual obligations by Syngal prior to Completion.

    The Buyer shall indemnify and keep indemnified each member of the Seller's Group against all claims, costs, expenses or demands arising in respect of the Business following Completion to the extent that such claims, costs, expenses or demands arise:

      from or increase due to any actions taken or omissions made by the Buyer or any member of the Buyer's Group following Completion; or

      in the ordinary course of trade in respect of the contractual obligations of Syngal, save where such claims, costs or any debt arise from any breach or non-performance of those contractual obligations by Syngal prior to Completion.

  PROTECTION OF GOODWILL

    In consideration of the Buyer entering into the sale and purchase of the Shares, the Seller undertakes to and with the Buyer that no member of the Seller's Group shall either directly or indirectly and either solely or jointly with any other person (either on its own account or as the agent of any other person) and in any capacity whatsoever:

      during the period of three years from Completion, carry on or be engaged, concerned or interested (save as the holder of shares or debentures in a listed company which confer not more than three per cent. of the votes which could be cast at a general meeting of the company) in the custom chemical synthesis business and related analytical services business within the Restricted Territory; or

      during the period of eighteen months from Completion, canvass or solicit orders from any person who was a customer or supplier of the Business or Syngal at any time within the period of six months prior to Completion for the provision of the Restricted Services; or

      during the period of eighteen months from Completion solicit or endeavour to solicit from the Buyer any officer, manager or other employee who was either at Completion or during the six months prior to Completion engaged primarily in the Business rather than another part of the Seller's Group whether or not such person would commit a breach of his contract of employment by reason of leaving service; or

      use any trade or domain name (including the expressions, "CSS" or "Syngal") or e-mail address used by Syngal at any time during the two months immediately preceding the date of this agreement or any other name intended or likely to be confused with any such trade or domain name or e-mail address.

    In consideration of the Buyer entering into this agreement, the Seller undertakes to and with the Buyer that it shall not and shall procure that no member of the Seller's Group shall:

      save as required by law or the rules of any governmental or regulatory organisation, use or reveal to any person any of the trade secrets, secret or confidential operations, processes or dealings or any other confidential information relating primarily and directly to the Business including (without limitation) customer lists and names, sales targets and statistics, market share statistics, surveys and reports and pricing information relating to sales and purchases in respect of the Business until such time as the same falls into the public domain otherwise than by reason of a breach of this undertaking; or

      attempt or knowingly assist or procure any other person to do any of the foregoing things.

    The restrictions contained in this clause 7 are considered reasonable by the parties hereto and the Seller acknowledges that, in the light of the total price paid under this agreement and the manner of computation thereof, the nature of the Business and all other relevant matters, the provisions of this clause 7 are considered reasonably necessary for the protection of the interests of the Buyer.

    In the event that any restriction in this clause 7 shall be found to be unenforceable but would be enforceable if some part thereof were deleted or the area of operation or the period of application reduced, such restriction shall apply with such modification as may be necessary to make it legal and enforceable.

    Each undertaking contained in this clause 7 shall be construed as a separate undertaking and if one or more of the undertakings contained in this clause 7 is held to be against the public interest or unlawful or in any way an unreasonable restraint of trade the remaining undertakings shall continue to bind any member of the Seller's Group.

  ANNOUNCEMENTS, ETC.

    No party shall disclose the making of this agreement nor its content (except those matters set out in the press release in the Agreed Form) and each party shall procure that each of its Related Persons and its professional advisers shall not make any such disclosure without the prior consent of the other party unless disclosure is to its professional advisers or required by law or the rules or standards of the London Stock Exchange or the Listing Rules of the UK Listing Authority or the rules and requirements of any other regulatory body Provided that this clause 8.1 does not apply to announcements, communications or circulars made or sent by the Buyer after Completion to customers, clients or suppliers of Syngal to the extent that it informs them of the Buyer's acquisition of the Shares or to any announcements containing only information which has become generally available.

    The restrictions contained in clause 8.1 shall apply without limit of time and whether or not this agreement is terminated.

  ASSIGNMENT

  This agreement is personal to the parties and accordingly no party without the prior written consent of the other shall assign, transfer or declare a trust of the benefit of all or any of any other party's obligations nor any benefit arising under this agreement.

  COSTS

  Unless expressly otherwise provided in this agreement, each of the parties shall bear its own legal, accountancy and other costs, charges and expenses connected with the sale and purchase of the Shares.

  ENTIRE AGREEMENT

    Each party, on behalf of itself and as agent for each of its Related Persons, acknowledges and agrees with the other party (each such party acting on behalf of itself and as agent for each of its Related Persons) that:

      this agreement together with any other documents referred to in this agreement (together the "Transaction Documents") constitutes the entire and only agreement between the parties and their respective Related Persons relating to the subject matter of the Transaction Documents;

      neither it nor any of its Related Persons has been induced to enter into any Transaction Document in reliance upon, nor has any such party been given, any warranty, representation, statement, assurance, covenant, agreement, undertaking, indemnity or commitment of any nature whatsoever other than as are expressly set out in the Transaction Documents and, to the extent that any of them has been, it (acting on behalf of itself and as agent on behalf of each of its Related Persons) unconditionally and irrevocably waives any claims, rights or remedies which any of them might otherwise have had in relation thereto;

      the only remedies available to it in respect of the Transaction Documents (and, where appropriate, to its Related Persons) are damages for breach of contract and, for the avoidance of doubt, (neither it nor its Related Persons, where appropriate) have any right to rescind or terminate any Transaction Documents either for breach of contract or for negligent or innocent misrepresentation or otherwise;

  PROVIDED THAT the provisions of this clause 11 shall not exclude any liability which any of the parties or, where appropriate, their Related Persons would otherwise have to any other party or, where appropriate, to any other party's Related Persons or any right which any of them may have in respect of any statements made fraudulently by any of them prior to the execution of this agreement or any rights which any of them may have in respect of fraudulent concealment by any of them.

  WAIVER, AMENDMENT

    A waiver of any term, provision or condition of, or consent granted under, this agreement shall be effective only if given in writing and signed by the waiving or consenting party and then only in the instance and for the purpose for which it is given.

    No failure or delay on the part of any party in exercising any right, power or privilege under this agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

    No breach of any provision of this agreement shall be waived or discharged except with the express written consent of the Seller and the Buyer.

    The rights and remedies herein provided are cumulative with and not exclusive of any rights or remedies provided by law.

    No variation to this agreement shall be effective unless made in writing and signed by all the parties.

  FURTHER ASSURANCE

    At any time after Completion, the Seller shall at the Buyer's expense execute all such documents and do such acts and things as the Buyer may reasonably require for the purpose of vesting in the Buyer the full legal and beneficial interest in the Shares including Intellectual Property used by Syngal except where such Intellectual Property is the subject of licences to Syngal as at the date hereof) and giving to the Buyer the full benefit of this agreement.

    The terms of this agreement shall insofar as they are not performed at Completion and subject as specifically otherwise provided in this agreement continue in force after and notwithstanding Completion.

  NOTICES

    Any notice, demand or other communication given or made under or in connection with the matters contemplated by this agreement shall be in writing and shall be delivered personally or sent by fax or prepaid first-class post (air mail if posted to or from a place outside the United Kingdom):

    In the case of the Buyer to:

    Almac Sciences Limited

    Units 7 - 9

    Seagoe Industrial Estate

    Craigavon

    Co. Armagh

    Northern Ireland

    Fax: 02838 350729

    Attention: Dr. Allen J. McClay

    In the case of the Seller to:

    Galen Holdings PLC

    Seagoe Industrial Estate

    Craigavon

    Co. Armagh

    Northern Ireland

    BT63 5UA

    Fax: 02838 331500

    Attention: Company Secretary

    and shall be deemed to have been duly given or made as follows:

    (a) if personally delivered, upon delivery at the address of the relevant party;

    (b) if sent by first class post, two business after the date of posting;

    (c) if sent by air mail, five business days after the date of posting; and

    (d) if sent by fax, when despatched;

    provided that if, in accordance with the above provisions, any such notice, demand or other communication would otherwise be deemed to be given or made after 5.00 p.m. on a business day such notice, demand or other communication shall be deemed to be given or made at 9.00 a.m. on the next business day.

    Any party may notify the other parties to this agreement of a change to its name, relevant addressee, address or fax number for the purposes of clause 14.1 provided that such notification shall only be effective on:

  (a) the date specified in the notification as the date on which the change is to take place; or

  (b) if no date is specified or the date specified is less than five days after the date on which notice is given, the date falling five days after notice of any such change has been given.

  COUNTERPARTS

  This agreement may be executed in any number of counterparts which together shall constitute one agreement. Any party may enter into this agreement by executing a counterpart and this agreement shall not take effect until it has been executed by all parties.

  GOVERNING LAW AND JURISDICTION

    This agreement (and any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way relating to this agreement or its formation) shall be governed by and construed in accordance with Northern Irish law.

    Each of the parties to this agreement irrevocably agrees that the courts of Northern Ireland shall have exclusive jurisdiction to hear and decide any suit, action or proceedings, and/or to settle any disputes, which may arise out of or in connection with this agreement (respectively, "Proceedings" and "Disputes") and, for these purposes, each party irrevocably submits to the jurisdiction of the courts of Northern Ireland.

    Each party irrevocably waives any objection which it might at any time have to the courts of Northern Ireland being nominated as the forum to hear and decide any Proceedings and to settle any Disputes and agrees not to claim that the courts of Northern Ireland are not a convenient or appropriate forum for any such Proceedings or Disputes and further irrevocably agrees that a judgment in any Proceedings or Disputes brought in any court referred to in this clause 16 shall be conclusive and binding upon the parties and may be enforced in the courts of any other jurisdiction.

    Without prejudice to any other permitted mode of service the parties agree that service of any claim form, notice or other document ("Documents") for the purpose of any Proceedings begun in Northern Ireland shall be duly served upon it if delivered personally or sent by registered post, in the case of:

  (a) the Seller to its registered office (marked for the attention of the Company Secretary); and

  (b) the Buyer to its registered office (marked for the attention of Dr. Allen J. McClay)

  or such other person and address in the United Kingdom as the Seller shall notify the Buyer in writing or vice versa from time to time.

  INVALIDITY

  If any provision of this agreement is or becomes invalid, illegal or unenforceable in any respect under the law of any jurisdiction:

      the validity, legality and enforceability under the law of that jurisdiction of any other provision; and

      the validity, legality and enforceability under the law of any other jurisdiction of that or any other provision shall not be affected or impaired in any way.

  THIRD PARTY RIGHTS

The operation of the Contracts (Rights of Third Parties Act) 1999 is hereby excluded.

IN WITNESS whereof this agreement has been executed on the date first above written.

SIGNED SEALED AND DELIVERED by JACKIE PEARSON for and on behalf of Galen Holdings plc under a power of attorney dated 4 January 2002 in the presence of: CHARLES COLEMAN	)) ))	JACKIE PEARSON

SIGNED SEALED AND DELIVERED by JOHN IRVNE for and on behalf of Almac Sciences Limited under a power of attorney dated 2 January 2002 in the presence of: CHARLES COLEMAN	))))	JOHN W IRVINE